Exhibit 10.1

RESIGNATION AND GENERAL RELEASE AGREEMENT

THIS RESIGNATION AND GENERAL RELEASE AGREEMENT (the “Agreement”) is entered into as of the 18th day of January, 2022, by and between Comfort Systems USA (Texas), L.P., a Texas limited partnership (the “Company”), and Terrence Young (the “Executive”). References to the “Company” in this Agreement shall include, where applicable, Comfort Systems USA, Inc., a Delaware corporation and the Company’s parent entity, and each of its subsidiaries.

WHEREAS, Executive is subject to certain non-competition, non-solicitation and other restrictive covenants pursuant to those certain Restricted Stock Unit Agreements effective as of March 6, 2019, March 5, 2020, and March 10, 2021 (the “RSU Agreements”) and those certain Dollar-Denominated Performance Restricted Stock Unit Agreements dated as of March 6, 2019, March 5, 2020, and March 10, 2021 (the “PSU Agreements” and, collectively with the RSU Agreements, the “Equity Agreements”);

WHEREAS, Executive is resigning from his employment with the Company; and

WHEREAS, the Company and Executive desire to memorialize and confirm their mutual agreement with respect to Executive’s separation from employment by the Company.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive each hereby covenant and agree as follows:

1.              Resignation Date. The parties agree that Executive’s last day of employment with the Company is January 14, 2022 (the “Resignation Date”).

2.              Consideration. As consideration for Executive’s execution and non-revocation of and adherence to the commitments set forth in this Agreement and subject to Executive’s faithful and continuing compliance with all of Executive’s covenants and promises in this Agreement and adherence to the Non-Competition Obligations (as defined and as amended herein), the Company agrees to provide Executive the following payments and benefits:

2a. The Company will pay to Executive the gross amount of $75,000.00, less applicable tax and related withholdings, payable in twenty-three (23) equal installments.

2b. Executive’s group insurance coverage will terminate on January 14, 2022. As of February 1, 2022, to the extent provided by the federal COBRA law, or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, Employee will be eligible to continue Employee’s group health insurance benefits.

3.              Other Payments, Benefits, and Acknowledgments.

3a. The Company will process any unpaid business expense reimbursements within a reasonable time following the effective date of this Agreement; provided, that Executive submits such expenses in accordance with the Company’s expense reimbursement policy. Executive agrees that he will not incur any other business expenses following the Resignation Date.

Resignation and General Release Agreement (Young)

3b. Executive acknowledges that he automatically forfeits the right to any outstanding awards under the Equity Agreements that remain unvested as of the Resignation Date. Executive acknowledges that he will continue to be subject to applicable securities laws, including such laws that limit his ability to trade on material non-public information, and agrees to comply in full with such laws.

3c. Executive hereby acknowledges that, except as previously provided in this Agreement, Executive will not receive any additional compensation including, without limitation, any additional bonus compensation, severance or benefits after the Resignation Date, and that the payments and benefits provided hereunder are in completed satisfaction of any and all compensation, severance or benefits due to him from the Company or any of its affiliates.

4.              Return of Materials, Confidentiality. Executive hereby agrees to return to the Company on the Resignation Date all documents, files, books, keys, passes, computers, telephones, identification materials and other properties, documents and materials of the Company and will vacate his office and the premises of the Company. Subject to Section 7(c), Executive agrees not to disclose and to affirmatively protect all of the Company's proprietary information, including without limitation his knowledge regarding its customers, plans, agreements, attributes, processes, documents, etc. Executive agrees to make himself available from time to time via telephone or e-mail, at the Company’s reasonable request, until December 31, 2022 to answer questions regarding former duties and materials and SEC compliance and reporting matters. The provisions of this Agreement shall be held in strictest confidence by Executive and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Executive may disclose this Agreement to Executive’s immediate family; (b) Company and Executive may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors (after advising them to maintain confidentiality); (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce the terms of the Agreement or as otherwise required by law. Executive agrees that this pledge of confidentiality and nondisclosure is essential to this Agreement. In the event that Executive is subject to a subpoena, court order, or otherwise compelled to testify, appear, or provide information regarding the Company, Executive will, within two business days after receipt, provide written notice to the Company to: Office of the General Counsel, Comfort Systems USA, Inc., 675 Bering Drive, Suite 400, Houston, Texas 77057. Executive cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, Executive may be held liable if he unlawfully accesses trade secrets by unauthorized means.

Resignation and General Release Agreement (Young)

5.             Acknowledgement of Restrictive Covenant Obligations. Executive acknowledges, and agrees to comply with, his non-competition, non-solicitation, non-piracy and non-raiding obligations under Section 8 of the RSU Agreements and Section 9 of the PSU Agreements (collectively, the “Non-Competition Obligations”), which remain in full force and effect in accordance with their terms. The Company agrees that it will consider in good faith, subject to Executive’s obligation to provide the Company with any relevant information or documentation the Company reasonably requests, any request by Executive to confirm or clarify the scope of the Non-Competition Obligations or to provide a written waiver of the Non-Competition Obligations with respect to a specific business activity that Executive desires to engage in and which is not directly competitive with the business of the Company or its affiliates.

Executive acknowledges that a condition precedent to receiving and retaining the payments described in this Agreement from the Company is the Executive’s faithful performance of the obligations of this Agreement and adherence to the Non-Competition Obligations.

6.              Non-Disparagement and No Trespass. Subject to Section 7(c), the Executive agrees to refrain from disparaging or otherwise seeking to harm the business interests of the Company, its affiliates and subsidiaries, or their management and directors. In addition, the Executive agrees not to trespass on any location or work place of the Company.

7.              General Release of Claims. This Agreement constitutes the entire agreement between the Executive and the Company, and supersedes any prior communication, written or oral, including without limitation the Equity Agreements (except as set forth herein), with respect to all matters relating hereto, the Non-Competition Obligations and the Indemnification Agreement between the Company and Executive, dated as of January 1, 2019, which will all remain in full force and effect in accordance with their terms. The Executive hereby agrees that he has no additional rights to salary, benefits, vacation pay or compensation of any sort or any other thing of economic value from the Company except as explicitly set forth in this Agreement. In exchange for the payments and other consideration under this Agreement, to which Executive would not otherwise be entitled, Executive hereby releases, acquits, and forever discharges the Company, its parent, affiliates and subsidiaries, and its and their respective officers, directors, agents, employees, employee benefit plans, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way connected with Executive’s employment or other relationship with the Company or its affiliates or the termination of that employment or other relationship or the Equity Agreements; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, including without limitation claims for attorneys’ fees; the federal Americans with Disabilities Act of 1990, as amended (“ADA”); the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. In consideration of the benefits that the Executive will receive under this Agreement, the Executive, personally and on behalf of his heirs, assigns and representatives, hereby releases, waives and forever discharges any and all such causes of action or claims or any other cause of action or claim against the Company, its affiliates or subsidiaries and their respective past, present and future affiliates, directors, trustees, officers, agents, employees, employee benefit plans, successors and assigns, and agrees never to bring any such claim or cause of action. By signing this Agreement, Executive agrees that Executive will not pursue any claim covered by this General Release of Claims. If Executive breaks this promise, Executive agrees to pay the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims; provided, however, that Executive will have no obligation to pay any such costs and expenses if he brings a claim challenging the enforceability of this General Release of Claims under ADEA.

Resignation and General Release Agreement (Young)

7a.      Release of Known and Unknown Claims Waiver. EXECUTIVE UNDERSTANDS AND EXPRESSLY AGREES THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

7b.      ADEA Waiver. Executive acknowledges that Executive knowingly and voluntarily waives and releases any rights Executive may have under the ADEA, as amended. Executive also acknowledges that the consideration given for the waiver and release in the preceding paragraphs hereof is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that: (a) Executive has carefully read and fully understands the provisions of this Agreement; (b) Executive is, through this Agreement, releasing the Company from any and all claims Executive may have against it, its parent, subsidiaries, predecessors, successors, affiliates and related entities and other parties described above; (c) Executive has knowingly and voluntarily agreed to all of the terms set forth in the Agreement; (d) Executive knowingly and voluntarily intends to be legally bound by the Agreement; (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by Executive, provided that the Company has also executed this Agreement by that date (“Effective Date”); (f) Executive’s waiver and release do not apply to any rights or claims that may arise after the Effective Date of this Agreement; (g) Executive has been advised and Executive is hereby advised to consult with an attorney prior to executing this Agreement; (h) Executive has twenty-one (21) days to consider this Agreement (although Executive may choose to voluntarily execute this Agreement earlier), but may not sign this Agreement prior to the Resignation Date; and (i) Executive has seven (7) days following the execution of this Agreement to revoke the Agreement.

7c.      Exceptions to Release. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be a release or waiver by the Executive of claims that cannot be released as a matter of law, including but not limited to, the Executive’s right to file a charge with or participate in a charge, investigation or proceeding by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer fair employment practices laws, against the Company, except that Executive hereby agrees to waive his right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by Executive or by anyone else on his behalf. Nothing in this Agreement limits, restricts or in any other way affects the Executive communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity or requires Executive to provide prior notice to the Company of the same.

Resignation and General Release Agreement (Young)

8.              Post-Employment Release. Executive’s receipt and retention of the payments and benefits described herein is conditioned on his execution, return and non-revocation, within twenty-one (21) days following the Resignation Date (and in no event prior to the Resignation Date), of the general release of claims attached hereto as Exhibit A.

9.              Revocation Period. For a period of seven (7) days following the Executive’s execution of this Agreement the Executive may revoke this Agreement, and the Agreement shall not be effective or enforceable until this seven (7) day revocation period has expired. After such revocation period, the parties intend that this Agreement shall have the effect of a sealed instrument under the laws of the State of Texas.

Executive may consider this Agreement for a period of twenty-one (21) days, after which this Agreement and offer will expire. In signing this Agreement the Executive acknowledges that he understands its provisions, and that such Agreement is knowing and voluntary, that he has been afforded a full and reasonable opportunity to consider its terms and to consult with or seek advice from any attorney or other person of Executive’s choosing, and that Executive has been advised by the Company to consult with an attorney prior to executing this Agreement.

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Resignation and General Release Agreement (Young)

EXECUTIVE:	COMFORT SYSTEMS (TEXAS), L.P.

/s/ Terrence Young	/s/ Laura Howell
Name: Terrence Young	Name: Laura Howell
Date Executed: January 18, 2022	Title: Vice President & General Counsel

Resignation and General Release Agreement (Young)